Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

			Votes for	 Votes withheld
Liaquat Ahamed	 	426,661,978 	 14,506,625
Ravi Akhoury	 	426,831,941 	 14,336,662
Barbara M. Baumann	427,342,303 	 13,826,299
Jameson A. Baxter	427,269,882 	 13,898,720
Charles B. Curtis	427,382,387 	 13,786,215
Robert J. Darretta	427,270,332 	 13,898,270
Katinka Domotorffy	427,073,757 	 14,094,845
John A. Hill	 	427,463,167 	 13,705,435
Paul L. Joskow	 	427,342,928 	 13,825,674
Kenneth R. Leibler	427,311,724 	 13,856,878
Robert E. Patterson	427,414,750 	 13,753,852
George Putnam, III	427,340,023 	 13,828,579
Robert L. Reynolds	427,348,547 	 13,820,055
W. Thomas Stephens 	427,326,756 	 13,841,846

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
322,068,812 	6,559,867 	16,306,577 	96,233,346

March 27, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
321,136,359 	36,068,894 	19,462,071 	86,544,401

All tabulations are rounded to the nearest whole number.